Exhibit 99.1

For Immediate Release	November 8, 2010
Crown Crafts Reports Continued Strong Results in Second Quarter of Fiscal 2011
•	Net sales up 9.2% and Adjusted EBITDA climbs 49.0% during the quarter
•	Sales from branded products increases by 33.0% during the period
•	Earnings increase to $0.12 per diluted share in second quarter from $0.08 a year ago
•	Given continued operating momentum, Company reaffirms guidance and declares dividend
Gonzales, Louisiana — Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported strong operating results for the fiscal 2011 second quarter, which ended September 26, 2010.
“In the second quarter of fiscal 2011, we enjoyed steadily increasing customer demand and positive market response to new designs across our various product lines,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “Our strong financial results are a testament to the underlying strength of our product lines and the effectiveness of our innovative marketing programs, as well as further evidence of the value-creating potential of our growth strategy and our recent successfully integrated acquisitions.”
Financial Results
Net income for the second quarter of fiscal 2011 was $1.2 million, or $0.12 per diluted share, on net sales of $23.7 million, compared with net income of $803,000, or $0.08 per diluted share, on net sales of $21.7 million for the second quarter of fiscal 2010. The Company’s net sales of its branded products, most notably NoJo, increased by 33.0% over the second quarter of fiscal 2010. The Company’s Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, costs associated with the proxy contest related to the 2010 annual meeting of stockholders, compensation costs related to non-vested stock awarded to certain employees in fiscal year 2011 and an impairment charge related to an asset held for sale) for the second quarter was $3.0 million, a 49.0% increase over the second quarter of fiscal year 2010.
Net income for the first half of fiscal 2011 was $1.9 million, or $0.20 per diluted share, on net sales of $40.9 million, compared with net income of $1.3 million, or $0.14 per diluted share, on net sales of $39.4 million in fiscal 2010. The Company’s year-to-date Adjusted EBITDA for fiscal 2011 increased by $1.1 million to $4.7 million, a 31.7% increase over the same period of fiscal year 2010.
916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Outlook
“We enter the second half of fiscal 2011 with strong operating momentum and exciting growth opportunities before us in both the short and long terms,” said Chestnut. “We will continue to focus on leveraging our strong brands and quality products into profitable sales growth, both domestically and abroad, while continuing to strengthen our financial flexibility and free cash flows.”
Based on its performance to date and current view of the marketplace, the Company reaffirmed its August 3, 2010 guidance of net income (adjusted to exclude the effect, net of taxes, of the costs associated with the proxy contest related to the 2010 annual meeting of stockholders and compensation costs related to non-vested stock awarded to certain employees in fiscal year 2011) of $0.64 per diluted share for its fiscal year ending April 3, 2011, an increase of 23.1% from a year ago. Net sales for fiscal year 2011 are anticipated to reach $95.0 million, an increase of 10.3% over fiscal year 2010, and Adjusted EBITDA is expected to be $11.8 million for fiscal year 2011, or 12.4% of net sales, which would be a $1.3 million increase over fiscal year 2010.
Declaration of Quarterly Cash Dividend
The Company also today announced that its Board of Directors, at its meeting on November 4, 2010, declared a regular quarterly cash dividend on the Company’s Series A common stock of $0.02 per share. The dividend will be paid on December 31, 2010 to stockholders of record at the close of business on December 10, 2010.
Conference Call
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and earnings guidance, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and refer to conference number 445454. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on November 16, 2010. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 445454.

About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The latest news about Crown Crafts can be found at www.crowncrafts.com.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.
Contact:
Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124
oelliott@crowncrafts.com
or
Halliburton Investor Relations
(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except percentages and per share data
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Net sales	$23,711	$21,713	$40,878	$39,448
Gross profit	5,655	4,508	9,946	8,483
Gross profit percentage	23.8%	20.8%	24.3%	21.5%
Income from operations	2,136	1,515	3,412	2,604
Income from continuing operations before income taxes	2,013	1,266	3,199	2,165
Income tax expense	796	471	1,251	811
Income from continuing operations after income taxes	1,217	795	1,948	1,354
(Loss) income from discontinued operations — net of taxes	(3)	8	(8)	(13)
Net income	1,214	803	1,940	1,341
Basic earnings per share	$0.13	$0.09	$0.21	$0.15
Diluted earnings per share	$0.12	$0.08	$0.20	$0.14

Weighted Average Shares Outstanding:
Basic	9,587	9,182	9,417	9,196
Diluted	9,748	9,384	9,555	9,381
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	September 26, 2010
	(Unaudited)	March 28, 2010
Cash and cash equivalents	$13	$75
Accounts receivable, net of allowances	15,905	18,021
Inventories	17,620	10,453
Total current assets	36,266	31,474
Intangible assets, net	8,576	7,357
Total assets	$47,249	$41,392

Current maturities of long-term debt	$1,883	$1,952
Total current liabilities	12,240	10,657
Long-term debt	5,850	3,238

Shareholders’ equity	29,159	27,497
Total liabilities and shareholders’ equity	$47,249	$41,392

CROWN CRAFTS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
In thousands, except percentages
(Unaudited)

					53 Weeks
					Ending	52 Weeks
	Three Months Ended		Six Months Ended		April 3, 2011	Ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009	(Forecasted)	March 28, 2010

Net income	$1,214	$803	$1,940	$1,341	$5,679	$4,780
Interest expense	125	204	222	400	380	692
Interest income	(0)	(4)	(2)	(11)	(2)	(17)
Income tax expense on continuing operations	796	471	1,251	811	3,524	3,103
Income tax benefit on discontinued operations	(1)	4	(4)	(7)	(15)	(69)
Depreciation	64	75	128	148	300	286
Amortization	309	485	598	919	1,200	1,544
Proxy contest costs	320	—	401	—	401	—
Cost of non-vested stock awarded to certain employees in fiscal year 2011	209	—	209	—	313	—
Impairment charge — asset held for sale	—	—	—	—	—	154

Adjusted EBITDA	3,036	2,038	4,743	3,601	$11,780	$10,473

Net Sales	23,711	21,713	40,878	39,448	$95,000	$86,066

Adjusted EBITDA as a percentage of net sales	12.8%	9.4%	11.6%	9.1%	12.4%	12.2%

In addition to the Company’s disclosure of its financial position and results of operations in conformity with accounting principles generally accepted in the United States of America (“GAAP”), the Company has also presented certain measures of its historical and expected results of operations which are not determined in accordance with GAAP. These non-GAAP financial measures include Adjusted EBITDA, which excludes costs associated with the proxy contest related to the 2010 annual meeting of stockholders, compensation costs related to non-vested stock awarded to certain employees in fiscal year 2011 and impairment charges related to an asset held for sale. Adjusted EBITDA is used by the Company internally to monitor the Company’s operating results and cash flow and to evaluate the performance of its businesses. In addition, the Company has also presented its anticipated diluted net income per share for its fiscal year ending April 3, 2011 on a basis which excludes the effect, net of taxes, of the costs associated with the proxy contest related to the 2010 annual meeting of stockholders and compensation costs related to non-vested stock awarded to certain employees in fiscal year 2011. The Company believes that its presentation of Adjusted EBITDA and adjusted diluted earnings per share are useful in that they are important indicators of the Company’s results of operations and its ability to generate cash sufficient to reduce debt, make strategic acquisitions and investments in capital expenditures, pay dividends and meet its working capital requirements and other obligations as they become due. The items excluded to calculate Adjusted EBITDA and diluted earnings per share are significant components that should be considered in understanding and assessing the Company’s financial performance. The non-GAAP financial measures are presented as supplemental information and should be considered in addition to, and not as a substitute for, the Company’s GAAP financial measures, including its net income, cash flow provided by or used in operating, investing or financing activities, and other measures of the Company’s financial performance and liquidity. Because non-GAAP financial measures, by definition, are not determined in accordance with GAAP, companies calculate them in varying ways. Therefore, the non-GAAP financial measures presented by the Company may not be comparable to similarly titled measures of other companies.